Non-Qualified Stock Option Agreement

This Non-Qualified Stock Option Agreement (this “Agreement”), dated as of January 4, 2008, is by and between Compliance Systems Corporation, a Nevada corporation (the “Corporation”), and ____________, an individual residing at ___________________ (the "Optionee").

WHEREAS, the Optionee is a valued employee, director and/or officer of, and/or service provider to, the Corporation; and

WHEREAS, the Corporation deems it desirable and in the Corporation’s best interests that Optionee be given an opportunity to acquire shares (each, an “Option Share”) of the common stock, par value $0.001 per share (the "Common Stock"), of the Corporation upon the terms and subject to the conditions set forth in this Agreement in order to provide further incentive to Optionee that is directly linked to increases in stockholder value which will therefore inure to the benefit of all stockholders of the Corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

1.	Grant of Option.

(a) The Corporation hereby grants to the Optionee the right, privilege and option (the "Option") to purchase from the Corporation up to an aggregate of _______________ Option Shares (subject to adjustment as provided in section 6), on the terms and subject to the conditions set forth in this Agreement.

(b) The purchase price payable upon any exercise of the Option is $0.026 per Option Share, subject to adjustment as provided in section 6 (the “Purchase Price”).

(c) Optionee acknowledges and agrees that the Option is not intended to be an “Incentive Stock Option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Exercise of the Option.

(a) Subject to the provisions of sections 3 and 4, the Option shall be exercisable, in whole or part and from time to time, by written notice of such exercise, delivered to the President or Secretary of the Corporation, at the Corporation’s principal executive offices by either (i) personal delivery, against written receipt therefor, or (ii) by pre-paid, certified or registered mail, return receipt requested. Such notice shall specify the number of Option Shares for which the Option is being exercised (which number, if less than all of the Option Shares then subject to exercise, shall be 100,000 or an integral multiple thereof; provided, however, that, in the event that less than 100,000 Options Shares remain then subject to exercise, the Option may be exercised for such remaining Option Shares) and shall be accompanied by (A) payment of the full aggregate Purchase Price for the Option Shares for which the Option is being exercised and (B) delivery of a duly executed representation letter of Optionee, in a form reasonably acceptable to the Corporation, (1) certifying that Optionee is acquiring such the Option Shares for investment purposes only and not with a view to their sale or distribution, (2) agreeing not to sell, pledge, hypothecate or otherwise distribute the Option Shares, unless a registration statement including such Option Shares is effective under the Securities Act of 1933, as amended (the "Securities Act"), or there is available an applicable exemption thereunder and (3) agreeing that an appropriate legend may be placed on the stock certificate(s) representing the Option Shares have not been registered under the Act and may only be disposed in accordance with the Act or an exemption thereunder. As soon as practicable after receipt by the Corporation of such notice, payment in full of the aggregate Purchase Price for all the Option Shares with respect to which the Option is being exercised and duly executed Representation Letter, the Corporation shall take all necessary actions to cause such Option Shares to be issued and a certificate or certificates representing such Option Shares shall be delivered to the Optionee.

(b) The form of payment of the Purchase Price for Option Shares purchased pursuant to the Option shall consist of: (i) cash; (ii) check (subject to collection); (iii) in the discretion of the Board of Directors (the"Board") of the Corporation, (A) surrender to the Corporation of other shares of Common Stock owned by Optionee which are then registered under the Securities Act or otherwise publicly saleable under Rule 144 or other applicable exemption promulgated under the Securities Act and have a fair market value on the date of surrender equal to the aggregate Purchase Price of the Option Shares being exercised, (B) assignment to the Company of the net proceeds (to the extent necessary to pay such aggregate Purchase Price) to be received from a registered broker upon the sale of all or a portion of such Option Shares or assignment of the net proceeds (to the extent necessary to pay such aggregate Purchase Price) of a loan from such broker in such amount or (C) such other consideration and method of payment for the issuance of stock to the extent permitted under all applicable state and federal laws; or (iv) any combination of such methods of payment.

(c) No Option Shares shall be delivered upon exercise of the Option until all laws, rules and regulations which the Board may deem applicable have been complied with.

(d) Optionee shall not be considered a record holder of the Option Shares acquired upon exercise of the Option for any purpose until the date on which Optionee is actually recorded as the holder of such Option Shares on the records of the Corporation.

3.	Term of the Option.

(a) Subject to the earlier termination as provided in this section 3, the Option shall expire as of 5:00 P.M., Eastern Standard Time, on January 4, 2013 (the “Termination Time”).

(b) Notwithstanding the provisions of paragraph 3(a), the Option, to the extent not previously exercised, shall terminate upon the first to occur of the following events:
(i) the first anniversary of Optionee's death;
(ii) the date of the termination of the Optionee's employment or other relationship with the Corporation for "cause";
(iii) the first anniversary of the date (A) on which the Optionee's employment or other relationship with the Corporation is terminated without cause (except if such termination be by reason of death or permanent and total disability of Optionee); or (B) Optionee voluntarily terminates Optionee’s employment or other relationship with the Corporation; or
(iv) the first anniversary of the date of Optionee's "permanent and total disability" (as such term is defined in Section 22(e) of the Code).

For purposes of this paragraph 3(b), “cause” shall mean: (i) Optionee shall have committed any material act of willful misconduct, dishonesty or breach of trust which, directly or indirectly, causes the Corporation or any of the Corporation’s subsidiaries to suffer a material loss, fine, civil penalty, judgment, claim, damage or expense; or (ii) Optionee shall have been convicted of, or shall have plead guilty or nolo contendere to, a felony involving the Corporation or any of the Corporation’s subsidiaries (unless committed in the reasonable, good faith belief that the Optionee’s actions were in the best interests of the Corporation and the Corporation’s shareholders and would not violate criminal law). All determinations that Optionee has been terminated for cause shall be made by the Board, whose determination shall be final, conclusive and binding upon Optionee and the Corporation. If Optionee is a director of the Corporation, Optionee shall abstain from voting on any such determination.

4.	Availability of Shares.

(a) The Corporation shall keep available for issuance such number of shares of Common Stock as necessary in order for the Corporation to issue and deliver all Option Shares upon the full exchange of the Option.

(b) The Corporation shall utilize its best efforts to comply with the requirements of each regulatory commission or agency having jurisdiction in order to issue and sell the Option Shares upon exercise of the Option; provided, however, that the Corporation shall not be required to register the Option Shares issuable upon exercise of the Option under the Securities Act. Such compliance will be a condition precedent to the right to exercise the Option. The inability of the Corporation to effect such compliance with any such regulatory commission or agency which counsel for the Corporation, in its reasonable judgment, deems necessary for the lawful issuance and sale of Option Shares shall relieve the Corporation from any liability for failure to issue and sell the Option Shares for such period of time as such compliance is not effectuated.

5.	Restrictions. Optionee hereby represents and warrants to the Corporation as follows:

(a) The Option and the right to purchase the Option Shares is personal to the Optionee and shall not be transferred to any other person, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or by the rules promulgated under the Code or ERISA. The Option and the right to purchase the Option Shares shall not be collaterally assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted under this Agreement contrary to the provisions of this section 5, or the levy of any attachment or similar process upon the Option or such right, shall be null and void.

(b) Notwithstanding anything to the contrary contained in paragraph 5(a),
(i) in the event of Optionee's death, Optionee's executor(s), administrator(s) or the person(s) to whom the Optionee's rights under the Option shall pass by will or applicable laws of decent and distribution, may exercise, within one year of Optionee's death, the Option to the extent that Optionee was entitled to exercise the Option on the date of Optionee's death; and
(ii) in the event of Optionee's permanent and total disability, Optionee's legally appointed representative(s) may exercise, within one year of Optionee's permanent and total disability, the Option to the extent that Optionee was entitled to exercise the Option on the date of Optionee's permanent and total disability.

(c) Optionee has been advised and understands that:
(i) the Option has been issued in reliance upon an exemption from registration under the Securities Act and applicable state statutes;
(ii) the Option Shares have not been registered under the Securities Act or applicable state statutes and must be held and may not be sold, transferred, or otherwise disposed of for value unless the Option Shares are subsequently registered under the Securities Act or an exemption from such registration is available;
(iii) the Corporation is under no obligation to register the Option or the Option Shares under the Securities Act or any applicable state statutes;
(iv) the Corporation's registrar and transfer agent will maintain stop-transfer instructions against registration or transfer of the Option Shares and any certificate issued upon exercise of the Option representing any Option Shares will bear on its face a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTEREST UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SECURITIES TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND SUCH STATE SECURITIES LAWS.”

6.	Anti-Dilution Provisions.

(a) If there is any stock dividend, stock split or combination of shares of Common Stock, the number and amount of Option Shares then subject to the Options and the Purchase Price shall be proportionately and appropriately adjusted as determined by the Board, whose determination shall be final, conclusive and binding upon Optionee and the Corporation.

(b) If there is any other change in the Common Stock, including a recapitalization, reorganization, sale or exchange of assets, exchange of shares, offering of subscription rights, or a merger or consolidation in which the Corporation is the surviving corporation, an adjustment, if any, shall be made in the Option Shares then subject to the Option as the Board may deem equitable, and whose determination shall be final, conclusive and binding upon Optionee and the Corporation. Failure of the Board to provide for an adjustment pursuant to this paragraph 6(b) prior to the effective date of any Corporation action referred to in this paragraph 6(b) shall be conclusive evidence that no adjustment is required in consequence of such action.

(c) If the Corporation is merged into or consolidated with any other corporation and the Corporation is not the surviving entity, or if the Corporation sells all or substantially all of the Corporation’s assets to any other person or entity, then the Corporation shall cause provisions to be made for the continuance of the Option after such event, or for the substitution for the Option of an option covering the number and class of securities which Optionee would have been entitled to receive in such merger or consolidation or by virtue of such sale if Optionee had been the holder of record of a number of shares of Common Stock equal to the number of Option Shares covered by the unexercised portion of the Option immediately prior to such merger, consolidation or sale.

7.    Certain Rights Not Conferred by Option. Optionee shall not, by virtue of holding the Option, be entitled to any rights of a stockholder in the Corporation.

8.    Expenses. The Corporation shall pay all original issue and transfer taxes with respect to the issuance of Option Shares and all other fees and expenses necessarily incurred by the Corporation in connection with such issuance.

9.    No Employment Contract. The grant of the Option shall not confer upon Optionee any right to continued employment or continuation of any other relationship with the Corporation (whether as an officer, director, consultant, service provider or otherwise) nor shall interfere in any way with the right of the Corporation to terminate the Optionee’s employment or other relationship with the Corporation at any time.

10.   Validity and Construction. The validity and construction of this Option shall be governed by the laws of the State of New York.

11.   Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, this Option Agreement has been executed by the parties as of the date first set forth above.

Corporation:

Compliance Systems Corporation

By:
Dean Garfinkel, President

Optionee:

By:
[NAME OF OPTIONEE]